Exhibit 2
                                                                       ---------


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

THIRD POINT OFFSHORE FUND, LTD.,            )
                                            )
                   Plaintiff,               )
                                            )
         v.                                 )        C.A. No. ________
                                            )
LIGAND PHARMACEUTICALS                      )
INCORPORATED,                               )
                                            )
                   Defendant.               )

                                    COMPLAINT

     Plaintiff, Third Point Offshore Fund, Ltd. ("Offshore Fund"), by and through its undersigned attorneys, for its complaint, alleges as follows:

     1. This action is brought pursuant to 8 Del. C. ss. 211 to establish a date for the annual meeting of stockholders of Ligand Pharmaceuticals Incorporated ("Ligand" or the "Company").

     2. Plaintiff, Offshore Fund, a Cayman Islands limited liability exempted company, is the owner of 4,573,400 shares of Ligand common stock. The Offshore Fund and certain other affiliated funds managed by Third Point LLC collectively own 7,000,000 shares of Ligand common stock, representing 9.47% of the total voting power of all outstanding Ligand common stock.

     3. Defendant Ligand is a Delaware corporation. Its registered agent for service of process in Delaware as set forth in the records of the Delaware Secretary of State is Incorporating Services, Ltd., 3500 South duPont Highway, Dover, Delaware 19901. Ligand is a specialty pharmaceutical company that develops and markets small molecule drugs targeting a range of medical needs.

     4. Pursuant to 8 Del. C. ss. 211(c), in the event that a Delaware corporation fails "to hold the annual meeting or take action by written consent to elect directors in lieu of an annual meeting for . . . a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director."

     5. The most recent annual meeting of stockholders of the Company was held on June 11, 2004. The Company's May 17, 2004 Proxy Statement established January 17, 2005, as the deadline for stockholders to submit advance notice of proposals for inclusion in the Company's proxy statement for the 2005 annual meeting (including advance notice of any director nominations). However, the Company never announced a date for its 2005 annual meeting of stockholders and, in fact, no such meeting has been held. Thus, the Company is in violation of Section 211(c).

     WHEREFORE, Offshore Fund respectfully requests that this Court enter an Order as follows:

     A. Summarily ordering the Company to hold an annual meeting of stockholders for the election of directors 60 days from the date of the Court's Order;

     B. Designating (i) a time and place of such meeting, (ii) the record date for the determination of the stockholders of the Company entitled to vote at such meetings, (iii) the quorum necessary for the conduct of business at such meeting (which, under Section 211(c), shall be the "shares of stock represented at such meeting, either in person or by proxy, and entitled to vote thereat . . .. notwithstanding any provision of the certificate of incorporation or bylaws to the contrary"), and (iv) such other requirements as the Court deems appropriate under Section 211(c);

     C. Awarding plaintiff costs and attorneys' fees of this litigation; and

     D. Granting such other and further relief as the Court deems proper.


                                        MORRIS, NICHOLS, ARSHT & TUNNELL


                                         /s/ William M. Lafferty
                                        ----------------------------------------
                                        William M. Lafferty (#2755)
                                        Jerry C. Harris, Jr. (#4262)
                                        1201 N. Market Street
                                        Wilmington, Delaware 19801
                                        (302) 658-9200
                                          Attorneys for Plaintiff Third Point
                                          Offshore Fund, Ltd.

OF COUNSEL:

WILLKIE FARR & GALLAGHER LLP
Tariq Mundiya
The Equitable Center
787 Seventh Avenue
New York, New York  10019-6099



October 11, 2005


                                      -3-